UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PLAINS ALL AMERICAN PIPELINE, L.P.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 11, 2020

Re:	Supplemental Information Related to Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation

Dear Investor:

The board of directors (the “Board”) of PAA GP Holdings LLC asks that you vote FOR the advisory Say on Pay proposal (Proposal 3) at the 2020 Annual Meetings of Plains GP Holdings, L.P. (“PAGP”) and Plains All American Pipeline, L.P. (“PAA”) to be held on May 20, 2020. We understand that both Institutional Shareholder Services (“ISS”) and Glass Lewis (“GL” and, together with ISS, the “Proxy Advisors”) have recommended that PAGP shareholders and PAA unitholders not support Proposal 3.

We disagree with the basis for the recommendations issued by the Proxy Advisors for the reasons set forth below, and we urge PAGP shareholders and PAA unitholders to vote FOR Proposal 3 (Advisory Vote to Approve Our Named Executive Officer (NEO) Compensation).

•	We have a demonstrated long-standing pay-for-performance approach to executive compensation and the vast majority of compensation paid to our NEOs is at-risk compensation.
•	Our pay-for-performance approach is very much aligned with the interests of our investors.
•	We believe ISS’ conclusion that there is a pay for performance misalignment is wrong and is based on a flawed and error-filled analysis.
•	Our compensation structure and payouts are objective and transparent and we have made significant enhancements based on external feedback utilizing an independent third party compensation consultant.
•	The special equity awards granted to two executive officers during 2019, which were erroneously valued by ISS, were carefully considered and prudently designed to retain and incentivize two executives viewed as critical to the future leadership of the company.
•	The Proxy Advisor assessments include other significant errors and omissions.

1.	We have a demonstrated long-standing pay-for-performance approach to executive compensation and the vast majority of compensation paid to our NEOs is at-risk compensation. By design, our compensation structure includes a lower percentage of fixed compensation consisting of salaries that, based on peer group comparisons, are generally less than market comparable salaries, and a higher percentage of at-risk compensation that is tied to the achievement of rigorous qualitative and quantitative goals based on performance metrics (primarily annual earnings and cash flow levels and distributable cash flows) that measure value creation over time, as well as service period requirements. By way of example,
•	As noted in the respective April 15, 2020 proxy statements of PAA and PAGP (the “Proxy Statements”), 88% of our CEO’s total compensation at target for 2019 consisted of at-risk compensation.
•	In addition, the Summary Compensation Table in the Proxy Statements demonstrates that 81-94% of the total compensation for our NEOs for 2019 (excluding Mr. Pefanis, who declined to receive an equity incentive award in 2019) was in the form of short-term cash or long-term equity incentives, which represent the at-risk components of compensation (as compared to salary).

2.	Our pay for performance approach is very much aligned with the interests of our investors. Both our short-term incentive awards (annual cash bonuses) and long-term equity incentive awards for our NEOs are performance based and aligned with the interests of our investors.
•	As described in detail in the Proxy Statements, our annual cash bonus incentive awards for our NEOs are determined within a transparent, formulaic framework based on company performance relative to annual goals approved by the Compensation Committee and the Board at the beginning of each year. For 2019, these goals included Adjusted EBITDA (27%), distributable cash flow per unit (27%), safety and environmental goals (13%) and individual performance (33%).
•	A significant portion of our at-risk compensation is represented by long-term equity incentive awards that, if and when earned, provide for the issuance of PAA common units to our NEOs. These awards are not earned unless and until the performance metrics and any service period requirements included in the vesting terms of such awards, as described in our Proxy Statements, are satisfied. For awards issued in August 2019, the vesting terms may not be satisfied prior to the third anniversary of the award, with vesting for 50% of the units tied to achieving DCF per PAA common unit of at least $2.65 over a trailing four quarter period that starts on or after December 31, 2020, and the other 50% tied to a three year service period requirement.
•	In addition to the risk that the long-term equity awards may never be realized if we fail to meet our goals and/or if the NEO leaves the company, the realizable value of these awards, which are settled in PAA common units if and when they vest, fluctuates based on the market price of PAA’s common units.
•	In addition, the Compensation Committee exercised negative discretion and reduced the annual bonus payouts for several of our executives, including our CEO, due to the relative underperformance of our equity during 2019, further demonstrating a pay for performance approach aligned with the interests of our investors.

We believe the structure of our NEO short term cash and long term equity incentives as outlined above and described in greater detail in the Proxy Statements ensures that there will be a very high degree of alignment between our NEO compensation on the one hand, and company performance and investor interests on the other hand.

3.	We believe ISS’ conclusion that there is a pay for performance misalignment is wrong and is based on a flawed and error-filled analysis. ISS’ conclusion that there is pay for performance “misalignment” does not take into account the structure described above and is fundamentally flawed for that reason and due to the following errors and omissions:
•	ISS Fails To Take Unit Price Into Account. ISS’ analysis fails to take into account the fundamental and straightforward reality that declines in PAA’s common unit price have a roughly equivalent negative impact on the realizable market value of the long-term equity incentive awards held by our NEOs. ISS inexplicably ignores the fact that the Proxy Statements clearly and prominently demonstrate this point through a comprehensive analysis of the long-term incentive plan awards that have been issued to our CEO over the past five years. This analysis demonstrates that:
•	From August 2015 through late March 2020, the realized and/or realizable market value of such awards declined from $27.4 million to $10.7 million, or approximately 61%; and
•	If our CEO’s August 2018 award is discounted to take into account the fact that the performance metrics under such award are not probable of occurring under applicable FASB guidelines, the realized or realizable market value of such awards declined from $27.4 million to $7.9 million, or approximately 71%.

These figures clearly demonstrate that there is “pay for performance alignment” between our CEO’s equity incentive pay and the experience of PAA’s investors. A comparable analysis for our other NEOs would yield a similar result.

•	The Pay For Performance Analysis In ISS’ Proxy Report For PAGP Is Based On An Erroneous Net Income Figure That Is Off By Factor Of 6.2x. For the second year in a row and despite the fact that we pointed out the same error last year, in ISS’ Proxy Report for PAGP, ISS’ net income figure for PAGP is based on Net Income attributable to PAGP ($331 million for 2019) on a stand-alone basis instead of PAGP’s consolidated 2019 Net Income of $2.062 billion, which properly includes $1.731 billion of net income attributable to Plains AAP, L.P. and PAA. As a result, the “financial performance assessments” and other calculations included by ISS in its Proxy Report for PAGP that utilize or are derived from net income figures (such as ROIC, Return on Assets, and Return on Equity) are all incorrect because they are based on a net income figure that is off by a factor of approximately 6.2x.
•	ISS’ Peer Group Doesn’t Make Sense. ISS based its financial performance assessment on a “peer group” that includes a substantial number of companies that are in distinctly different lines of business, including upstream oil and gas producers and downstream refining companies. ISS also made erroneous comparisons to much smaller companies than PAA. In their Proxy Report for PAGP, ISS compared our executive compensation to pay levels at companies with market capitalization similar to that of PAGP, which is approximately one-fourth of PAA’s market capitalization. Appropriate comparisons would have included companies of a size comparable to the market capitalization of PAA.
•	Other Errors. Under “Other Notable Factors” in the ISS Reports, ISS cites as problematic the existence of a tax gross-up provision in a legacy employment agreement. As previously disclosed by PAA and PAGP, this employment agreement was amended in August 2019 to remove the tax gross up provision. ISS also cites the absence of stock ownership guidelines, but fails to point out that despite the absence of such guidelines, our NEOs hold significant equity interests in PAA and PAGP. As disclosed in the Proxy Statements, our NEOs as a group beneficially owned an aggregate of approximately 10 million PAA common units or common unit equivalents as of March 23, 2020.

4.	Our compensation structure and payouts are objective and transparent and we have made significant enhancements based on external feedback, utilizing an independent third party compensation consultant. In response to investor feedback, we have enhanced the transparency and disclosure of our compensation process. As described above and in the Proxy Statements, we utilize an objective and transparent structure for determining short- and long-term incentive payouts. In addition, with the assistance and input of an independent third party compensation consultant retained by the Compensation Committee, our Compensation Committee and Board have approved adding relative total shareholder return as a performance metric for long-term incentive awards to be granted beginning in 2020.

5.	The special equity awards issued to two executive officers during 2019, which were erroneously valued by ISS, were carefully considered and prudently designed to retain and incentivize two executives viewed as critical to the future leadership of the company. As described in greater detail in the Proxy Statements, in November 2019 after careful consideration, the Board awarded special one-time LTIP grants to two NEOs that were designed to provide both a long term retention incentive and a long term performance incentive in recognition of the fact that both individuals are proven high-performing and highly marketable individuals viewed as critical to the future success and leadership of PAA and PAGP. The Compensation Committee and the Board carefully vetted the rationale for and structure of these awards over the course of several meetings and obtained feedback and input regarding the terms and structure of these awards from an independent compensation consultant engaged by the Compensation Committee. To serve the purpose of retention, these are long term awards that are structured so that none of the vesting thresholds may be satisfied prior to August 2026, and to serve the purpose of incentivizing long term performance, the vesting of half of these awards is also tied to the satisfaction of aggressive DCF/unit goals of $2.80 and $3.15 per common unit equivalent over the course of a trailing four quarter period that may not begin until January 1, 2020. PAA’s most recent 2020 guidance (issued on May 5, 2020) projected 2020 DCF per common unit equivalent of $2.16. In other words, the performance thresholds included in the two grants are rigorous, and would require actual results for DCF per common unit to exceed projected results in our most recent guidance by approximately 30% and 46%, respectively. For all of these reasons, the Compensation Committee and the Board believe that the terms of these two awards are prudent and appropriate. We also note that in its analysis, ISS significantly over-valued these grants. Similar to its over-valuation of the promotional grant made to our CEO in 2018, instead of using grant date fair values of approximately $3.9 million for each of the awards as was included in the Proxy Statements pursuant to FASB standards and based on the probable outcome of the underlying performance conditions at the time of the grant, ISS erroneously includes 100% of the face value of such awards (approximately $9 million) as 2019 compensation for each of the NEOs that received such awards, despite the terms of such awards and without any regard to the probability that the performance triggers will be satisfied.

6.	The Proxy Advisor assessments include other significant errors and omissions. The Proxy Advisor assessments attempt to fit our programs into a conventional model, or make comparisons that fail to consider the full at-risk nature of our compensation. In addition to the points noted above, the GL assessments include the following errors:
•	GL did not give credit for our 2019 compensation program evaluation. Although GL recognized our responsiveness to investor feedback and the committed changes for 2020, they did not incorporate those comments into their discretionary evaluation and 2020 vote recommendation.

•	GL made erroneous “peer” comparisons. In addition, GL’s revised “peer” selection methodology created a pay and performance comparison against a set of peers selected by them, which did not include any of the peer companies that we provided to GL or that were identified in the Proxy Statements, and that included a health care system, a car rental company, a data systems company, a tire manufacturer, and several other companies outside our energy industry sector and commodity-driven business environment.

For these reasons, we urge PAGP shareholders and PAA unitholders to vote FOR

Proposal 3 at our upcoming Annual Meetings.

4